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Exhibit (a)(1)(I)

Sonus Networks, Inc.

Award of Restricted Stock and Restricted Stock Agreement
Under the 2007 Stock Incentive Plan

Additional Terms and Conditions

        1.    Relationship to Plan.    This Award of Restricted Stock and Restricted Stock Agreement (the "Agreement") is made between Sonus Networks, Inc. ("Sonus" or the "Company") and the employee identified on the accompanying signature page (the "Employee"). The Award is granted pursuant to the Company's 2007 Stock Incentive Plan (the "Plan") with respect to the award of the number of shares of restricted stock set forth in the notification form sent to the Employee upon acceptance of the employee stock options that the Employee tendered pursuant to the Sonus Stock Option Exchange Program (the "Program"). The Award is in all respects subject to the terms and conditions of the Plan, a copy of which has been provided to the Employee (the receipt of which the Employee hereby acknowledges). Capitalized terms used and not otherwise defined in this Agreement are used as defined in the Plan. The Employee hereby accepts the Award subject to all the terms and provisions of the Plan. The Employee further agrees that all decisions under and interpretations of the Plan by the Company will be final, binding, and conclusive upon the Employee and his or her successors, permitted assigns, heirs, and legal representatives.

        The grants of shares of restricted stock is made under the Program as of the day of the Company's acceptance of employee stock options that the Employee tendered in the Program (the "Award Date"). By electing to participate in the Program, the Employee irrevocably agrees to the cancellation of the options the Employee tendered for exchange.

        2.    Award and Issuance of Shares.    The Company has awarded to the Employee, in consideration of employment services rendered and to be rendered, such number of shares of common stock, $0.001 par value, as is listed on the cover page of this Agreement (the "Shares"). The Company shall issue the Shares to the Employee either by electronic record or by stock certificate issued in the name of the Employee. The Employee agrees that unvested Shares shall be subject to forfeiture as set forth in Section 4 of this Agreement and the restrictions on transfer set forth in Section 5 of this Agreement. The Shares shall be deposited in Escrow in accordance with Section 6 of this Agreement.

        3.    Vesting.    The Shares shall vest as follows: (i) 33 1/3% of the Shares shall vest on the first anniversary of the Award Date, (ii) an additional 33 1/3% of the Shares shall vest on the second anniversary of the Award Date, and (iii) the final 33 1/3% of the Shares shall vest on the third anniversary of the Award Date. Any fractional number of Shares resulting from the application of the foregoing percentages shall be rounded down to the nearest whole number of Shares, with the remaining fractional Share added to the Shares vesting at the next vesting date. The Company may in its discretion accelerate the vesting schedule at any time.

        Effective immediately prior to the consummation of an Acquisition (as defined in the Plan), an additional 33 1/3% of the number of Shares covered by this Award shall become vested, with the remaining unvested Shares continuing to vest pursuant to the vesting schedule set forth above, provided that such vesting schedule shall be shortened by one year.

        4.    Forfeiture of Shares.    In the event that the Employee ceases to be employed by the Company or a subsidiary for any reason prior to the third anniversary of the Award Date, then, effective upon the cessation of his or her employment, the Employee shall automatically forfeit ("Forfeiture"), without any action required on the part of the Employee or the Company, all of the unvested Shares ("Forfeited Shares") that the Employee received under the Award, without the payment of any consideration by the Company, and the Forfeited Shares shall revert to the Company. Upon and after Forfeiture, the Company shall not pay any dividend to the Employee on account of such Forfeited Shares or permit the Employee to exercise any of the privileges or rights of a stockholder with respect to such Forfeited Shares, but shall, in so far as permitted by law, treat the Company as the owner of the Forfeited Shares. Military or sick leave or other bona fide leave will not be deemed a termination of employment provided that it does not exceed the longer of 90 days or the period during which the absent Employee's re-employment rights are guaranteed by statute or by contract.

        5.    Restrictions on Transfer.    The Employee shall not, during the term of this Agreement, sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively "Transfer"), any of the Shares, or any interest therein, unless and until such Shares are no longer subject to risk of Forfeiture. Notwithstanding the foregoing, the Employee may transfer (i) any or all of his Shares (A) to his parents, spouse, children, stepchildren, grandchildren, or siblings, or spouse of any such person (collectively, "Immediate Family"), (B) to a trust established for the benefit of his Immediate Family or himself, or (C) to a limited liability company or limited partnership, the members or partners of which are members of his Immediate Family or himself, or (ii) any or all of his Shares under his will, provided that all such Shares transferred under (i) or (ii) shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 5 and the Forfeiture provision in Section 4) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement. The Company shall not be required (a) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

        6.    Escrow.    The Shares shall be deposited by the Employee in escrow either by electronic record or by stock certificate upon (or as promptly as practicable following) the execution of this Agreement and shall be held in escrow by the Company's transfer agent, as escrow agent (the "Escrow Agent"). Upon vesting of the Shares, the Escrow Agent shall release or electronically transfer to the Employee, upon request, those Shares, which have vested (other than any withheld by the Company pursuant to Section 10(b)). In the event Shares are forfeited pursuant to Section 4 or withheld by the Company pursuant to Section 10(b), the Company shall give written notice to the Employee and to the Escrow Agent specifying the number of Forfeited Shares or Shares to be withheld. The Employee and the Company authorize the Escrow Agent to take all necessary or appropriate actions consistent with the terms of this Agreement, including the delivery to the Company of those Shares and stock powers for the Shares being forfeited or withheld by the Company. The escrow shall terminate upon the earliest of (i) the vesting and lapse of forfeiture of all Shares awarded under this Agreement, (ii) the election by the Company to waive forfeiture on all of the unvested Shares, or (iii) the election by the Company to terminate this escrow. If at the time of such termination the Escrow Agent should have in its possession any Shares owed to the Employee, the Escrow Agent shall promptly deliver such Shares to the Employee and shall be discharged of all further obligations hereunder. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent or the Company shall not be liable for any act or omission in good faith and in the exercise of reasonable judgment. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the Shares held by the Escrow Agent hereunder, the Escrow Agent is authorized to retain such Shares in its possession without liability to anyone all until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired. All reasonable costs, fees and disbursements incurred by the Escrow Agent in connection with the performance of its duties hereunder shall be borne by the Company.

        Any stock certificate issued to the Employee representing unvested Shares shall have affixed thereto a legend in substantially the following form: "These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in an Award of Restricted Stock and Restricted Stock Agreement between the corporation and the owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation." If the Shares are issued electronically rather than by a stock certificate issued to the Employee, the electronic record reflecting the issuance of the Shares to the Employee shall bear such a legend or other notation.

        7.    Adjustments.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, or any Reorganization Event (as defined in the Plan), the Shares and the other terms of this Agreement shall be adjusted in the manner provided for in Section 10 of the Plan.

        8.    No Obligation to Continue Employment.    The Company and any related corporation are not by the Plan or this Award obligated to continue the Employee's employment.

        9.    Compliance with Laws.    The obligations of the Company and the Employee under this Agreement are subject to all applicable laws, rules, and regulations, including all applicable federal and state securities laws and the obtaining of all such approvals by government agencies as may be deemed necessary or appropriate by the Board of Directors ("Board") or the relevant committee of the Board.

        10.    Tax Matters.

          (a)    Section 83(b) Election.    The Employee may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time the Shares are acquired on the Award Date ("Section 83(b) Election"). A Section 83(b) Election must be filed with the Internal Revenue Service within thirty (30) days of the Award Date. If the Employee elects, in accordance with Section 83(b), to recognize ordinary income in the year of acquisition of the Shares, the Company will require at the time of such election an additional payment by the Employee in an amount equal to any federal, state, local or other taxes of any kind required by law to be withheld with respect to the issuance of the Shares to the Employee. The Employee acknowledges that he or she is responsible for consulting with his or her own tax advisors regarding the Section 83(b) Election and is solely responsible to file a timely election under Section 83(b).

          (b)    Withholding Taxes.    If the Employee does not make a Section 83(b) Election, then the Employee acknowledges and agrees that the Employee is obligated to pay to the Company the amount of any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the Shares. The Employee shall satisfy such tax withholding obligations by delivery to the Company, on each date on which Shares vest under this Agreement, such number of Shares that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the NASDAQ Global Select Market on the trading date immediately prior to such vesting date) equal to the amount of the Company's withholding obligation; provided, however, that the total tax withholding cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Such delivery of Shares to the Company shall be deemed to happen automatically, without any action required on the part of the Employee, and the Company is hereby authorized to take such actions as are necessary to effect such delivery of Shares to the Company.

          (c)    Tax Advice.    The Employee acknowledges that he or she is responsible for reviewing with his or her own tax advisors the federal, state, local and other tax consequences of this investment and the transactions contemplated by this Agreement. The Employee acknowledges that he or she is not relying on any statements or representations of the Company or any of its agents. The Employee understands that the Employee (and not the Company) shall be responsible for the Employee's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

        11.    General.    This Agreement will be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware (without reference to principles of conflicts or choice of law). The captions of the sections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement. This Agreement will bind and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, devisees, and legal representatives. This Agreement (including the Plan) supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may be amended or modified only by a written agreement signed by the Company and the Employee.

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  Exhibit (a)(1)(I)
Award of Restricted Stock and Restricted Stock Agreement Under the 2007 Stock Incentive Plan